LETTER of RESIGNATION

Date: Tuesday November 14, 2006

To: Dr. James A. Latty, Chairman of the Board, CEO and President, MEMS USA Inc.
Steven S. Newsom, BOD, MEMS USA Inc.

Gentlemen:

I write to inform you of my decision to resign from the Board of Directors of MEMS USA. I understand that you must report my departure within 5 days and I request that this letter, with its attachment, be included as an exhibit to the Form 8-K you file.

As you know, the law firm of Moscarino & Connolly performed an investigation arising from the allegation of Chuck Christensen that Dr. James A. Latty had committed ethics violations. On October 11, 2006, the law firm issued its report, and I attach a copy of the report to this letter. The report concluded that there is reasonable cause to believe that Dr. Latty (1) had a conflict of interest in connection with the Accelon blending skid project; (2) willfully failed to disclose his conflict of interest; (3) actively influenced company policy with respect to Mems' financial dealings with Accelon without disclosing the conflicts of interest. Further, the report concluded that the nature of the conflicts likely interfered with Dr. Latty's ability to fairly and impartially make business decisions on behalf of the company, and that had Dr. Latty disclosed his conflicts of interest, the company might have arrived at different conclusions about its business relationship with Accelon, including different terms and conditions in the contract and different decisions about the company's response to cost overruns.

Upon receipt of the report, I told the Board that the report's conclusions demanded further action by the Board. The response I received was from Board member Steve Newsom, who told me after 3 days of private closed door meetings with Dr. Latty that, "this was old information . . . that they just wanted to put this all behind them."

Approximately two weeks ago, I again told the Board that Dr. Latty apparently breached his fiduciary duties and that it was serious enough that the information should be provided to investors in an 8K. The Board did not respond. I then told the Board that we could not ignore the findings as they raised matters that needed to be disclosed and corrected, and, at the least, there should be a thorough evaluation of the steps necessary to correct the problems identified. I said that if this was not done there could be liability on

On November 1, 2006, Mr. Newsom proposed a Board resolution under which Dr. Latty would agree to personally obtain ownership of the blending skid from Accelon and then sell the blending skid and all intellectual property related to the design or manufacture or sale or lease of the skid to the company for the amount that the company was paid to build the blending skid and for a settlement agreement that would serve as a general release of all the company's claims against him from the violations identified in the investigative report. I disagreed vehemently and voted "NO", but Mr. Newsom voted "YES" *and allowed Dr Latty to vote "YES"*, which was in my mind clearly a conflict of interest. The resolution passed because Dr. Latty was allowed to vote.

Subsequently, I sent Dr. Latty and Mr. Newsom a very strongly worded response to what I perceived as a clear breach of their fiduciary duty to our shareholders. I also made a proposal that I thought would resolve the conflicts in the best interests of the company. The proposal was rejected out of hand. I understand that since that time a Board meeting was called for on *Sunday* November 12, 2006, without proper notice, without an agenda, and at which the Board presumably took some type of action adverse to me. I understand this because, since then, I have been locked out of the office and told that an armed security guard was present to prevent my entry into the office. I have been blocked in every sense of the word from performing my duties as chief ethics officer and ombudsman, not to mention my duties as chief technology officer and chief operating officer. However, I have not been notified that I have been terminated nor have I resigned my officer or ombudsman positions. I intend to fulfill those duties unless I am terminated.

However, I can no longer participate as a member of the Board, as I believe it is now operating in complete disregard of its duties to shareholders. I will not participate in any effort that could block shareholders' rights to view the conduct of their company. I also have information I believe could show that Dr. Latty has participated in fabricating documents for purposes of defrauding potential company investors, as well as information that I believe could show that Dr. Latty purposely delayed renewing his MEMS employment contract *which expired on July 1, 2006* so that he could manipulate company stock prices to their lowest point to obtain the lowest, most favorable strike price on his new stock options package. Based upon the way my complaints concerning this conduct have been handled as well as Mr. Newsom's turning a blind eye to the matters raised by the investigative report, I believe it would be futile to move the Board to take action on this information. I thus really have no choice but to resign.

I am submitting a copy of this letter to company counsel Richardson Patel, knowing that I had previously asked that the information concerning Dr. Latty's conduct be disclosed and corrected, or at least that the company conduct a thorough vetting of the proper response to the report. To make matters worse, on or about September 21, 2006 counsel from Richardson Patel apparently had assisted Dr. Latty in an attempt to "buy me out" of the company. Specifically, Mark Abdou of Richardson Patel, apparently on behalf of Dr. Latty, assisted Chuck Rosenblum of Rosenblum Partners, LLC, in preparing a proposed term sheet whereby I would sell 1.6 million of my shares to Rosenblum, requiring that I resign from all Officer and Board positions that I held. I see this apparent representation of Dr. Latty as a conflict of interest with the company and I question the law firm's willingness to fulfill its duties to shareholders as company counsel.

Sincerely,

Daniel K. Moscaritolo

Cc: Mark Abdou, Richardson Patel (By US Post Office only)

Enclosure